Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2010

Revenue Increased 19% Compared with the First Quarter of 2009

FOSTER CITY, CA – May 6, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the first quarter of 2010. Revenues for the quarter grew 19% to $18.0 million compared with the same period last year. SciClone reported net income of $4.2 million, or $0.09 per share, compared with a net income of $0.1 million, or $0.00 per share for the same period last year, on a basic and diluted basis.

“We are proud to report an increase of 19% in revenues this quarter compared with the same period last year, together with a clear increase in profitability. Both results underline that our strategy as a profit focused specialty pharmaceutical company continues to show traction,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “We are expanding ZADAXIN sales through further penetration into class 3 and 2 hospitals in Tier 1 and 2 cities in China, and we continue to seek promising opportunities for in-licensing additional products and acquisitions of companies with products for this market. Further, we continue to maintain a cost-containing clinical development strategy as we advance our biotechnology pipeline, including SCV-07, which we are developing as a treatment for oral mucositis and HCV.”

Financial Results

For the first quarter of 2010, product revenues from sales of ZADAXIN were $18.0 million, an increase of 19% compared with revenues of $15.1 million for the same period last year. The increase in product revenues for the first quarter of 2010 was primarily attributable to an increase in the quantity of ZADAXIN sold to China.

Cost of product sales for the first quarter of 2010 totaled $2.8 million, compared with $2.7 million for the same period last year. The increase in cost of sales was attributable to the increase in the volume of ZADAXIN sold. Gross margin was 84.6% for the first quarter of 2010, compared with 82.3% for the same period last year. The increase in gross margin was attributable to lower per vial production costs resulting from higher production volume.

Research and development expenses for the first quarter of 2010 totaled $2.7 million, compared with $4.8 million for the same period last year. The decrease was primarily related to the timing of clinical trial-related expenses including the completion of enrollment of patients in the Company’s phase 2 clinical trial of SCV-07 for the delay to onset of severe oral mucositis in the first quarter of 2010 and the discontinuation of the RP101 clinical trial for the treatment of pancreatic cancer last year. These decreases were partially offset by increased expenses related to the Company’s SCV-07 phase 2 clinical trial for the treatment of HCV. The overall decreased expenditure reflects SciClone’s strategy of tightly managing its research and development costs.

Sales and marketing expenses for the first quarter of 2010 were $4.9 million, compared with $4.1 million for the same period last year. The increase was primarily due to increased marketing activities, including conferences and employee-related costs associated with the expanding sales efforts for SciClone’s lead product ZADAXIN in China.

General and administrative expenses for the first quarter of 2010 were unchanged at $3.2 million compared with the same period last year.

Net income for the first quarter of 2010 totaled $4.2 million, or $0.09 per share, compared with a net income of $0.1 million, or $0.00 per share, for the same period last year, on a basic and diluted basis.

Cash, cash equivalents, and short- and long-term investments totaled $39.1 million at March 31, 2010, compared with $31.8 million at December 31, 2009.

Financial Outlook for 2010

SciClone anticipates 2010 revenues of between $82 and $85 million. SciClone expects its revenue growth to be driven by the sales of ZADAXIN, principally in China. The Company also anticipates earnings per share for the full year 2010 to be between $0.31 and $0.35. Cash, cash equivalents and short- and long-term investments at December 31, 2010, are projected to be greater than $35 million.

2010 Corporate Milestones

SciClone Pharmaceuticals expects to achieve the following significant milestones in 2010:

•	Announce in the first half of 2010 duration of response data in the late-stage trial of ZADAXIN as an enhancer of the H1N1 vaccine (FocetriaTM);

•	Provide in the second half of 2010 topline results in the phase 2 trial of SCV-07 in HCV;

•	Receive in the first half of 2011 regulatory approval for DC Bead in China;

•	Achieve 2010 revenues of $82 to $85 million and EPS of $0.31 to $0.35 for the full year 2010.

First Quarter Pipeline Updates

In March 2010, SciClone announced topline results from its phase 2 clinical trial of SCV-07 for the delay to onset of severe oral mucositis (OM) caused by chemoradiotherapy regimens used to treat head and neck cancer. The study showed a signal towards delay to onset of severe OM, the study’s primary endpoint, in the higher dose group. Based on the study findings, the Company intends to initiate discussions with the U.S. Food and Drug Administration, and decide how to proceed regarding the design of a second phase 2 study, which would include higher doses of SCV-07. OM is a common, painful, debilitating complication of cancer treatment, and SciClone estimates that total medical costs for treating OM may reach approximately $4.2 billion in the U.S. and $10 billion worldwide in 2010.

Also in March, SciClone announced that BioAlliance Pharma s.a had received the European approval of ondansetron RapidFilm™, for European Union countries where it holds the rights to ondansetron RapidFilm. BioAlliance was granted approval under the EU decentralized procedure in 16 major EU countries. SciClone has acquired the commercialization and distribution rights for ondansetron RapidFilm for China, including Hong Kong and Macau, and Vietnam. SciClone believes that these approvals in Europe will support its efforts to secure regulatory approval for the product in these countries, where it plans to file for product registration with the regulatory authorities, based on the European approvals. SciClone expects to introduce the product through its existing sales organizations.

In January and February 2010, SciClone and its partner, Sigma-Tau Finanziaria S.p.A., announced two data points from the study of ZADAXIN as an enhancer of H1N1 flu vaccines. The study is being conducted in an immunocompromised population of patients on chronic dialysis. ZADAXIN treatment given with the MF59 adjuvanted H1N1 influenza monovalent vaccine, Focetria™ from Novartis, led to a statistically significant increase in the percentage of subjects who seroconverted, when evaluated at 21 days after vaccination, compared with those who received the H1N1 vaccine alone; and at 42 days after vaccination the improvement in titers seen in ZADAXIN-treated patients was maintained. The Company will announce further data in the first half of 2010, after all patients have reached 168 days post vaccination and final topline results are available.

First Quarter 2010 Results Conference Call

SciClone will hold a conference call today at 1:30 pm PT (4:30 pm ET) to discuss the first quarter of 2010 financial results and to provide a business and product update for 2010. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866-713-8395 (U.S./Canada)
617-597-5309 (International)
Passcode: 25943363
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 79254016
(Replay available from Thursday, May 6, 2010, at 8:00 pm ET until 11:59 pm ET on Thursday, May 13, 2010)

Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The conference call will contain forward-looking statements. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone is not responsible for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-focused, global specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and overall expense management. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin, in clinical studies as an enhancer of vaccines; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; and SCV-07 in a phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC BeadTM in China, where the product is under regulatory review. The Company also has exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilmTM in China, including Hong Kong and Macau, and Vietnam, for which it will seek regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include the Company’s ability to execute on its goals for ZADAXIN sales in China, objectives for revenue in fiscal 2010 and risks related to operating an international business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Product sales	$17,962	$15,069

Cost of product sales	2,759	2,665

Gross margin	15,203	12,404

Operating expenses:
Research and development	2,675	4,836
Sales and marketing	4,948	4,107
General and administrative	3,197	3,198

Total operating expenses	10,820	12,141

Income from operations	4,383	263

Interest and investment income	25	65
Interest and investment expense	(19)	(49)
Other income (expense), net	2	(23)

Income before provision for income tax	4,391	256
Provision for income tax	198	160

Net income	$4,193	$96

Basic net income per share	$0.09	$0.00
Diluted net income per share	$0.09	$0.00

Weighted average shares used in computing:
Basic net income per share	47,255	46,220
Diluted net income per share	49,134	46,235

SELECTED BALANCE SHEET DATA

(in thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$37,539	$29,687
Short-term investments	1,154	1,717
Accounts receivable	16,913	21,394
Inventories	11,118	10,149
Long-term investments	391	415
Total assets	70,234	66,900
Total current liabilities	7,085	8,528
Total Shareholders’ equity	62,162	57,393